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                                                                    Exhibit 99.1


Friday May 12, 7:50 am Eastern Time

Company Press Release

SOURCE: Innovative Gaming Corporation of America

Innovative Gaming Announces CEO Departure


RENO, Nev., May 12 /PRNewswire/ -- Innovative Gaming Corporation of America (Nasdaq: IGCA - news) today announced that Edward G. Stevenson, Chairman/CEO, has terminated his employment with IGCA as of May 15, 2000. As previously announced, Mr. Stevenson would not have remained with the merged companies following closing on the proposed transactions. Mr. Stevenson stated, "I believe I have completed everything that I can to permit the consummation of the proposed merger between IGCA and nMortgage and I wanted to take some time off with my family before starting another challenge. I thank all of our dedicated employees and executives for working diligently through these last months and wish them well in the future. I believe that the proposed merger and sale of assets is in the best interest of our shareholders and I would encourage approval." Mr. BV Johnson continues in the position of President/COO with responsibility for all engineering, manufacturing, marketing and sales functions.

Mr. Ron Johnson, currently a Director of IGCA, will assume the CEO/CFO duties until conclusion of the merger and asset sale now anticipated for late June or early July 2000.

Innovative Gaming Corporation of America, through its wholly-owned operating subsidiary, Innovative Gaming, Inc. develops, manufacturers and distributes fast playing, high-entertainment gaming machines. The Company distributes its products both directly to the gaming market and through licensed distributors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including but not limited to, regulatory/technical game approvals, the financing of operations and financing and development of new products, enacted legislation and market acceptance of new gaming products as well as other risks indicated from time to time in the Company's filings with the Securities and Exchange Commission, such as the Company's Form 10K for the fiscal year ended December 31, 1999. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.


A registration statement relating to certain securities of the Company has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may or may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SOURCE: Innovative Gaming Corporation of America